Exhibit 5.1

                    [Letterhead of Conyers Dill & Pearman]


DWPC/siw/308788

24 October 1997

LaSalle Re Holdings Limited
25 Church Street
Hamilton, Bermuda

Dear Sirs,

LaSalle Re Holdings Limited (the "Company") - Employee Stock Purchase Plan
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         We have acted as special legal counsel in Bermuda to the Company in connection with the Employee Stock Purchase Plan adopted by the Company effective as of 1 July 1996, amended effective as of 25 September 1997 (the "Plan").

         For the purposes of giving this opinion, we have examined copies of the Plan and the Registration Statement (the "Registration Statement", which term shall not include any documents incorporated therein by reference) on Form S-8 filed with the U.S. Securities and Exchange Commission in respect of the common shares (the "Shares") to be issued pursuant to the Plan.

         We have also reviewed the memorandum of association and the bye-laws of the Company, resolutions of its directors and of its shareholders, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

         We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the documents reviewed by us, (c) that there is and will be no provision of the law of any jurisdiction (other than Bermuda), no terms of any agreement entered or to be entered into pursuant to the Plan and no other action taken by the Committee (as defined in the Plan), which would have any implication in relation to the opinions expressed herein, (d) that all options granted pursuant to the Plan will have been granted and exercised in accordance with the terms thereof, and (e) that no Shares shall be issued pursuant to the Plan in contravention of bye-law 46(c) of the Company's bye-laws.

         All obligations of the Company (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors,


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(b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available.

         We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

         On the basis of and subject to the foregoing, we are of the opinion that:

1. When the Registration Statement has become effective pursuant to the U.S. Securities Act of 1933, the issuance of the Shares pursuant to the Plan will have been duly authorised in accordance with the Company's memorandum of association and bye-laws.

2. When issued and paid for as contemplated by the Registration Statement and the Plan, the Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue of such Shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


Yours faithfully

/s/ Conyers Dill & Pearman
CONYERS DILL & PEARMAN





Doc. No. 366228